U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): March 3, 2009

Commission File Number: 333-106247

REMOTE KNOWLEDGE, INC.
(Name of Small Business Issuer in its Charter)

DELAWARE	74-1664837
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

3657 Briarpark Drive, Suite 100,
Houston, Texas 77042
(Address of principal executive offices)

(281) 599-4800
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amended report on Form 8-K is being filed to reflect the resignation of Daniel Granader as a Director of the company.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 3, 2009, Remote Knowledge, Inc. (the “Company”) received notice of an event of default relating to an $800,000 loan from SLW International, LLC (the “Lender”) evidenced by a senior convertible note dated August 21, 2008, and relating to a credit agreement with Muragai LLC, a lender representative, and various lenders pursuant to which the Company executed and delivered junior convertible notes dated August 21, 2008 (the “Junior Lenders”).  The notice stated that an event of default exists due to the Company effectively ceasing its operations, not paying its indebtedness, not meeting its projections as to the development and sales of its products, and not presently having a viable prospect of developing any market for its products and being essentially insolvent.  Notice was provided that Lender has accelerated the indebtedness of the Company under the $800,000 note and that Muragai LLC and the Junior Lenders accelerated the indebtedness of the Company under the junior convertible notes.

On March 5, 2009, the Company received a notice of foreclosure from SLW International, LLC (the “Lender”).  The Company granted the Lender a security interest in, among other things, all of the Company’s accounts, inventory, equipment, patents, trademarks, copyrights and other personal property (the “Borrower Personal Property”) pursuant to a security agreement.  The Lender provided the Company notice that it is foreclosing on the Borrower Personal Property and that a public foreclosure sale shall be conducted on Thursday, March 19, 2009 at 9:00am at the offices of Nathan Sommers Jacobs P.C. at 2800 Post Oak Blvd., 61st Floor, Houston, Texas 77056.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 9, 2009 at 5:00 central standard time, C. Gregory Peters resigned as Chief Executive Officer of the Company.  Effective March 9, 2009 at 5:00 central standard time, Messrs. Farid Nagji, L. Byron Way, Daniel Granader, and Ricardo A. Gijon resigned as Directors of the Company and Ricardo A. Gijon also resigned as Acting Chief Accounting Officer.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REMOTE KNOWLEDGE, INC.

/s/ Daniel Granader
Daniel Granader
Former Director

March 11, 2009